Exhibit 3(i)(f)

Ross Miller

Secretary of State

204 North Carson Street, Ste. 1

Carson City, Nevada 89701-4299

     (775) 684 5708

Website: secretaryofstate.biz

Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080455540-43
Filing Date and Time: 07/08/2008 10:20 AM
Entity Number C21842-1995
Certificate of Change Pursuant to                                                                                        ABOVE SPACE IS FOR OFFICE USE ONLY

         NRS. 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1.	Name of Corporation

US Farms, Inc.

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change.

500,000,000 Common Stock at $0.001 par value

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

20,000,000 Common Stock at $0.001 par value

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

2,292,249 Shares of Common Stock

6.
The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional Shares, if any, will be rounded up to next whole share

7.	Effective date of filing (optional): 7/18/08

8.	Officer Signature: X /s/ Yan Skwara CEO / PRESIDENT

                            TITLE

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.